FOR IMMEDIATE RELEASE

CONTACT:     Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS
RECORD EARNINGS FOR 2005

VISALIA, Calif., January 31, 2006/ -- Don Gilles, President and CEO of Valley Commerce Bancorp (OTCBB: VCBP) and subsidiary Valley Business Bank, today reported unaudited consolidated net income of $2,163,000, or $0.99 per diluted share for the year ended December 31, 2005, compared to $1,629,000 or $1.06 per diluted share for 2004. Return on average assets for 2005 was 1.05% compared to 1.04% for 2004, while return on average equity for 2005 was 10.4% compared to 13.8% for 2004. The decrease in diluted EPS and return on average equity resulted from the Company’s issuance of 650,000 new shares during December 2004 and January 2005.

Earnings for 2005 increased 33% over 2004 earnings due to the continuation of Valley Business Bank’s strong growth trend as well as the positive impact of rising interest rates. A significant component of 2004 earnings not present in 2005 was income resulting from the sale of other real estate acquired upon foreclosure. During the third quarter of 2004, the Company recognized $423,000 in interest income from the collection of interest previously reversed, and a $369,000 gain on sale of other real estate. The after tax effect of these items on 2004 earnings was approximately $478,000.

The Company’s consolidated fourth quarter 2005 earnings totaled $710,000, or $0.31 per diluted share, compared to $306,000 or $0.19 per diluted share, for the fourth quarter of 2004. Net interest income in the 2005 period was approximately $1.0 million greater than in the

2004 period due to a significant increase in earning assets and to an improved net interest margin.

“We were well positioned to benefit from rising interest rates in 2005 and we are certainly pleased to report record earnings,” stated Gilles. “But more importantly, we were successful at attracting new business and satisfying customer service needs in 2005.”

During the 12 months ended December 31, 2005, total assets grew by $42 million or 22% to finish at $228 million. Net loans grew by $35 million or 31%, and total deposits grew by $36 million or 23%.

Gilles added, “With the capital that was raised a year ago, the Board of Directors and management are looking forward to continuing the Company’s expansion in the South San Joaquin Valley.”

Net interest income for the three- and twelve-month periods ended December 31, 2005 was $2.8 million and $9.8 million, respectively, compared to $1.8 million and $7.1 million for the comparable periods of 2004. Net interest income for 2004 included $423,000 of interest income recorded in the third quarter of 2004 related to the sale of other real estate of which approximately $379,000 was earned but not recorded prior to 2004.

Comparing fourth quarter 2005 to fourth quarter 2004, net interest income increased $1.0 million or 56%. Comparing 2005 to 2004, net interest income increased $2.7 million or 38%. The increase in net interest income for each period resulted from growth of interest-earning assets and higher loan yields attributable to the eight 25-basis point increases in the federal funds rate that occurred during 2005.

The Company’s net interest margin on a fully tax equivalent basis for the fourth quarter of 2005 was 5.64% compared to 4.54% for the fourth quarter of 2004. The improvement was attributable to the Company being positioned to benefit from the interest rate increases noted above as the aggregate yield on loans and other interest-earning assets increased more quickly than the aggregate cost of interest-bearing deposits and other funding sources during 2005. On an annual basis, the Company’s net interest margin was 5.23% for 2005 compared to 5.00% for 2004. The net interest margin for 2004 reflects interest income earned in previous years but recorded in connection with the sale of other real estate as described above.

Loan loss provisions for the three- and twelve-month periods ended December 31, 2005 were $0 and $369,000, respectively, while the loan loss provisions for the same periods in 2004 were $63,000 and $138,000, respectively. The Company booked a greater amount of loan loss provision in 2005 than in the prior year due primarily to loan growth which caused management’s estimate of probable future losses to increase. The allowance for loan losses totaled $1.77 million or 1.17% of total loans at December 31, 2005. This compared to $1.40 million or 1.21% of total loans at December 31, 2004.

The Company’s net loan charge-offs for the three- and twelve-month periods ended December 31, 2005 totaled $2,000 and $3,000, respectively. Net loan charge-offs for the same periods in 2004 were $19,000 and $130,000, respectively. Charge-offs recorded in 2004 included a $129,000 loan charge-off recorded in the second quarter related to the foreclosure of the real estate collateral discussed above.

Non-performing assets at December 31, 2005 totaled $21,000, which was equal to 0.01% of total loans. This compared to $81,000 or 0.07% of total loans, at December 31, 2004. Non-performing assets at each date were comprised entirely of nonaccrual loans. The decrease in non-performing assets during the 12 months ended December 31, 2005 was due to loan repayments.

Non-interest income earned during the three- and twelve-month periods ended December 31, 2005 totaled $173,000 and $888,000, respectively. Non-interest income for the same periods in 2004 was $254,000 and $1.3 million, respectively. Non-interest income declined during 2005 as non-interest income generated in the third quarter of 2004 included a $369,000 gain on the sale of other real estate as previously discussed. In addition, a $48,000 loss on sale of investment securities was recorded in the fourth quarter of 2005, and included as a component of non-interest income. A $7,000 gain on sale of investment securities was recorded during 2004.

Non-interest expense during the three- and twelve-month periods ended December 31, 2005 totaled $1.8 million and $6.8 million, respectively. Non-interest expense for the same periods in 2004 was $1.5 million and $5.7 million, respectively. The increase in non-interest expense was due primarily to increased employee costs associated with the Company’s growth.

Valley Commerce Bancorp had 2,087,508 shares of common stock outstanding at December 31, 2005. The book value per share was $10.50 at December 31, 2005, compared to $9.13 at December 31, 2004. The increase in book value per share was attributable to the net proceeds from the sale of 299,250 common shares in January 2005 at $13.00 per share and the Company’s 2005 earnings of $2.2 million. Due to these same factors, stockholders’ equity increased from $16.3 million at December 31, 2004 to $21.9 million at December 31, 2005.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by regulatory authorities.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2005	2004
Assets
Cash and Due from Banks	$17,733	$9,036
Federal Funds Sold	1,885	17,750
Available-for-Sale Investment Securities	50,391	38,099
Loans (net)	149,991	114,834
Bank Premises and Equipment (net)	1,223	1,034
Cash Surrender Value of Bank Owned Life Insurance	2,781	2,677
Other Assets	3,847	2,577
TOTAL ASSETS	$227,851	$186,007

Liabilities & Equity
Non-Interest Bearing Deposits	$75,419	$58,394
Interest Bearing Checking	63,549	54,689
Time Deposits	53,613	43,341
Total Deposits	192,581	156,424
Long -Term Debt	9,140	9,322
Junior Subordinated Deferrable Interest
Debentures	3,093	3,093
Other Liabilities	1,128	835
Total Liabilities	205,942	169,674
Shareholders’ Equity	21,909	16,333
TOTAL LIABILITIES & EQUITY	$227,851	$186,007

Condensed Consolidated Statement of Income (in Thousands) (Unaudited)	12 Months Ended December 31,		3 Months Ended December 31,
	2005	2004	2005	2004

Interest Income	$12,504	$8,737	$3,657	$2,329
Interest Expense	2,683	1,622	826	496
NET INTEREST INCOME	9,821	7,115	2,831	1,833
Provision for Loan Losses	369	138	-	63
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,452	6,977	2,831	1,770
Noninterest Income	888	1,341	173	254
Noninterest Expenses	6,810	5,662	1,847	1,534
INCOME BEFORE INCOME TAXES	3,530	2,656	1,157	490
Income Taxes	1,367	1,027	447	184

NET INCOME	$2,163	$1,629	$710	$306

EARNINGS PER SHARE - BASIC	$1.05	$1.13	$0.34	$0.21

EARNINGS PER SHARE - DILUTED	$0.99	$1.06	$0.31	$0.19

SHARES OUTSTANDING - END OF PERIOD	2,088	1,788	2,088	1,788